Exhibit 99.1

Orchard Supply Hardware Statement Regarding

Its Equity Securities during Chapter 11 Bankruptcy Proceedings

SAN JOSE, Calif.—(BUSINESS WIRE)—June 19, 2013— Orchard Supply Hardware Stores (NASDAQ:OSH and OTCQB:OSHSQ), a neighborhood hardware and garden store focused on paint, repair and the backyard, today issued the following statement:

Orchard’s management has noticed high trading volume in Orchard’s Class A Common Stock and Series A Preferred Stock following its filing of Chapter 11 with the U.S. Bankruptcy Court on June 17, 2013. Stockholders of a company in Chapter 11 generally receive value only if all claims of the company’s secured and unsecured creditors are fully satisfied. In this case, Orchard’s management strongly believes that it is highly unlikely all such claims will be fully satisfied. Accordingly, it is expected that the Company’s equity holders will experience a complete loss of their investment as a result of Orchard’s Chapter 11 bankruptcy proceedings, as previously disclosed in the Company’s Form 8-K filed on June 17, 2013 and in its Form 10-K/A for the fiscal year ended February 2, 2013.

About Orchard Supply Hardware

Orchard Supply Hardware Stores Corporation operates neighborhood hardware and garden stores focused on paint, repair and the backyard. The Company was founded as a purchasing cooperative in San Jose in 1931. Today the stores average approximately 36,000 square feet of interior selling space and 8,000 square feet of exterior nursery and garden space. As of June 16, 2013 the Company has 89 stores in California and two stores in Oregon. For more information, visit http://osh.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “guidance”, “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “intend”, “target”, “projects”, “estimates”, “plans”, “forecast”, “is likely to”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, the ability to conclude the transaction with Lowe’s or another bidder in the Court-supervised auction process under Section 363 of the Bankruptcy Code and the challenges and risks associated with operating the business under Chapter 11 protection. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Orchard Media Contact:

Leigh Parrish, FTI Consulting

212-850-5651

leigh.parrish@fticonsulting.com

Orchard Investor Contact:

Matt Gross, FTI Consulting

212-850-5659

matthew.gross@fticonsulting.com